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LIQUIDMETAL
  TECHNOLOGIES

                                                             News Release


FOR IMMEDIATE RELEASE
---------------------

CONTACT: John Nesbett/Kathryn McNeil        David Townsend
         The Investor Relations Group       Liquidmetal Technologies
         (212) 825-3210                     (813) 314-0280

       Liquidmetal Technologies Completes Exchange Offer For Senior Notes

         LAKE FOREST, CA, August 20, 2004 - Liquidmetal(R)Technologies, Inc. (OTC:LQMT.PK) reported in a Form 8-K filing with the SEC today that it has completed a private exchange offer for its 6% Secured Convertible Notes due 2007 (the "Prior Notes").

         Under terms of the exchange offer, approximately $5.5 million in aggregate principal amount of the Prior Notes have been exchanged for an aggregate of (i) $2.75 million of 6% Senior Secured Notes Due 2007 (the "Long Term Notes") and (ii) $2.75 million of 10% Senior Secured Notes Due 2005 (the "Short Term Notes"). In addition, the company voluntarily redeemed approximately $4.5 million of the Prior Notes, in cash.

         The newly issued Short-Term Notes will have a maturity date of July 29, 2005, and a conversion price of $2.00 per share (compared to a conversion price of $3.00 per share under the Prior Notes). The Long-Term Notes will have a maturity date of July 29, 2007, and a conversion price of $1.00 per share. Holders of the Long-Term Notes will also have the right to call for repayment of the Long-Term Notes prior to maturity at any time after the second anniversary of the closing of the exchange offer. In addition, holders of both the Long-Term Notes and Short-Term Notes will have the right to call for repayment of the notes if the company does not, within 180 days of the issuance of the notes, become compliant with its SEC reporting obligations and become listed or quoted on the OTC Bulletin Board, the Nasdaq Stock Market, or other national securities exchange. A total of 562,151 warrants to


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purchase the company's common stock at an exercise price of $3.00 per share--all of which were previously issued in connection with the purchase of the Prior Notes--have been amended to provide for an extended expiration date of March 1, 2006.
         As disclosed in the company's SEC Form 8-K filings on March 3 and July 2, 2004, the Prior Notes were issued in a private placement transaction in the amount of approximately $10 million to investor groups based in the U.S. and South Korea. The exchange offer was made as a result of the company's previously announced delays in filing its periodic financial reports with the SEC and resulting inability to timely file a registration statement covering the resale of the common stock into which the Prior Notes were convertible. Under the terms of the exchange offer, the company's default under the Prior Notes has been waived, and the company has an extended period of 90 days after the issue date of the New Notes, or until October 27, 2004, to become current in its periodic SEC filings and then file a registration statement covering the shares into which the new notes are convertible.
         As a result of the completion of the exchange offer, none of the Prior Notes remain outstanding.


About Liquidmetal Technologies, Inc.
------------------------------------

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal(R) alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy's performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.




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This press release may contain "forward-looking statements" that involve risks and uncertainties, including statements regarding our anticipated financial results, as well as our plans, future events, objectives, expectations, forecasts, and the assumptions on which those statements are based. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties include: unforeseen events that could further delay completion of the company's audit process; pending litigation against the company and its potential outcome; our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer's products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.








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